CODE OF ETHICS

PARADIGM FUNDS &

PARADIGM CAPITAL MANAGEMENT, INC.
(effective July 12, 2004)

I.  Statement of General Principles

This Code of Ethics has been adopted by Paradigm Funds (the “Trust”) and Paradigm Capital Management, Inc. (the “Adviser”), for the purpose of instructing all employees, officers, directors and trustees of the Trust and/or the Adviser in their ethical obligations and to provide rules for their personal securities transactions. All employees, officers and directors of the Adviser owe a fiduciary duty to each client of the Adviser, including the Trust.  In addition, the employees, officers and trustees of the Trust owe a fiduciary duty to the Trust and its shareholders. A fiduciary duty means a duty of loyalty, fairness and good faith, and the obligation to adhere not only to the specific provisions of this Code but to the general principles that guide the Code. These general principles are:

  The duty at all times to place the interests of clients (or the Trust and its shareholders) first;

  The requirement that all personal securities transactions be conducted in a manner consistent with the Code of Ethics and in such a manner as to  avoid any actual or potential conflict of interest or any abuse of any individual’s position of trust and responsibility; and

  The fundamental standard that such employees, officers, directors and trustees should not take inappropriate advantage of their positions, or of their relationship with any client (or the Trust or its shareholders).

It is imperative that the personal trading activities of the employees, officers, directors and trustees of the Trust and the Adviser, respectively, be conducted with the highest regard for these general principles in order to avoid any possible conflict of interest, any appearance of a conflict, or activities that could lead to disciplinary action. This includes executing transactions through or for the benefit of a third party when the transaction is not in keeping with the general principles of this Code. All personal securities transactions must also comply with the Securities & Exchange Commission’s Rule 17j-1. Under this rule, no Employee may:

  employ any device, scheme or artifice to defraud the Trust or any of its shareholders;

  make to the Trust or any of its shareholders any untrue statement of a material fact or omit to state to such client a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

  engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Trust or any of its shareholders; or

  engage in any manipulative practice with respect to the Trust or any of its shareholders.

II.  Definitions

A. Advisory Employees: Employees who participate in or make recommendations with respect to the purchase or sale of securities.

B. Beneficial Interest: ownership or any benefits of ownership, including the opportunity to directly or indirectly profit or otherwise obtain financial benefits from any interest in a security.

C. Compliance Officer:  Mae Cavoli or such person elected compliance officer by the majority of the Disinterested Trustees.

D. Disinterested Trustees: trustees whose affiliation with the Trust is solely by reason of being a trustee of the Trust.

E. Employee Account: each account in which an Employee or a member of his or her family has any direct or indirect Beneficial Interest or over which such person exercises control or influence, including, but not limited to, any joint account, partnership, corporation, trust or estate. An Employee's family members include the Employee's spouse, minor children, any person living in the home of the Employee and any relative of the Employee (including in-laws) to whose support an Employee directly or indirectly contributes.  Employee Accounts do not include brokerage accounts of any Fund, regardless of an Employee’s direct or indirect interest in the Fund.

F. Employees:  the employees, officers, and trustees of the Trust (including Disinterested Trustees) and the employees, officers and directors of the Adviser, including Advisory Employees.

G. Exempt Transactions: transactions which are 1) effected in an amount or in a manner over-which the Employee has no direct or indirect influence or control, 2) pursuant to a systematic dividend reinvestment plan, systematic cash purchase plan or systematic withdrawal plan, 3) in connection with the exercise or sale of rights to purchase additional securities from an issuer and granted by such issuer pro-rata to all holders of a class of its securities, 4) in connection with the call by the issuer of a preferred stock or bond, 5) pursuant to the exercise by a second party of a put or call option, and 6) closing transactions no more than five business days prior to the expiration of a related put or call option.

H. Funds:  Paradigm Value Fund and any other series of the Trust, PCM Partners, the UBS Sequoia Fund, and any other partnership or fund managed by the Adviser or an Employee.

I. In-House Account:  Any Employee Account with C.L. King & Associates.

J. Named Securities:  Securities on the then current list maintained by the Compliance Officer.

K. Outside Account:  Any Employee Account that is not an In-House Account (e.g., an Employee Account with a third party broker).

L. Related Securities: securities issued by the same issuer or issuer under common control, or when either security gives the holder any contractual rights with respect to the other security, including options, warrants or other convertible securities.

M. Securities: any note, stock, treasury stock, bond, shares in investment companies, debenture, evidence of indebtedness, certificate of interest or participation in any profit sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas or other mineral rights, or, in general, any interest or instrument commonly known as a "security," or any certificate or interest or participation in temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase (including options) any of the foregoing; except for the following: 1) securities issued by the government of the United States, 2) bankers' acceptances, 3) bank certificates of deposit, 4) commercial paper, and 5) shares of unaffiliated registered open-end investment companies.

N. Reportable Funds: shares of Investment Companies managed by the Adviser or a control affiliate

O. Securities Transaction: the purchase or sale, or any action to accomplish the purchase or sale, of a Security for an Employee Account.

III.  Personal Investment Guidelines

A. Personal Accounts:

1. The Personal Investment Guidelines in this Section III do not apply to Exempt Transactions.  Employees must remember that regardless of the transaction's status as exempt or not exempt, the Employee's fiduciary obligations remain unchanged.

2. While trustees of the Trust are subject at all times to the fiduciary obligations described in this Code, the Personal Investment Guidelines and Compliance Procedures in Sections III and IV of this Code apply to Disinterested Trustees only if the trustee knew, or in the ordinary course of fulfilling the duties of that position, should have known, that during the fifteen days immediately preceding or after the date of the trustee’s transaction that the same Security or a Related Security was or was to be purchased or sold for the Paradigm Value Fund or that such purchase or sale for the Paradigm Value Fund was being considered, in which case such Sections apply only to such transaction.

3.  Effective July 12, 2004, an Employee may not open an Outside Account without the prior approval of the Compliance Officer.  Outside Brokerage Accounts existing as of July 11, 2004 may be maintained.  However, (a) an Employee may not use an Outside Account to purchase Named Securities without the prior approval of the Compliance Officer, and (b) if the Outside Account holds any Named Security, the Employee may not sell such Named Security without pre-clearance by the Compliance Officer.

4. Employees may execute a Named Securities Transaction through an In-House Account, provided (a) the Securities Transaction is combined (“bunched”) with other Adviser client trades if other Adviser clients are trading in that security and best execution can be achieved, or (b) the trade is pre-cleared by the Compliance Officer.

5. Employees are prohibited from acquiring any Securities in an IPO.  Any private placement transaction by an employee must be pre-cleared by the Compliance Officer.  Any IPO or private placement transaction by a Fund must be pre-cleared by the Compliance Officer.  In connection with an IPO or private placement acquisition by a Fund, the Compliance Officer will take into account, among other factors, whether the investment opportunity should be offered to other clients of the Adviser.  If authorized, the Compliance Officer shall retain a record of the authorization and the rationale supporting the authorization.

6. The Adviser encourages its Employees to hold each Security in which the Employee invests for a minimum of six months.

7.  The Compliance Officer will make all pre-clearance determinations or, in the case of a pre-clearance request by the Compliance Officer, another officer of the Adviser will make the determination.  A pre-clearance authorization is effective for 24 hours.

B. Other Restrictions:

1. Employees are prohibited from serving on the boards of directors of publicly traded companies, absent prior authorization by the Compliance Officer.  The consideration of prior authorization will be based upon a determination that the board service will be consistent with the interests of clients, the Trust, and each Fund’s shareholders. In the event that board service is authorized, Employees serving as directors will be isolated from other Employees making investment decisions with respect to the securities of the company in question.

2. No Employee may accept from a customer or vendor an amount in excess of $200 per year in the form of gifts or gratuities, or as compensation for services.  If there is a question regarding receipt of a gift, gratuity or compensation, it is to be reviewed by the Compliance Officer.

IV.  Compliance Procedures

A. Employee Disclosure:

1. Within ten (10) days of commencement of employment with the Trust or the Adviser, each Employee must certify that he or she has read and understands this Code and recognizes that he or she is subject to it, and must disclose the following information as of the date the person became an Employee:  a) the title, number of shares and principal amount of each Security or Reportable Funds in which the Employee has a Beneficial Interest when the person became an Employee, b) the name of any broker/dealer with whom the Employee maintained an account when the person became an Employee, and c) the date the report is submitted.

2. Annually, each Employee must certify that he or she has read and understands this Code and recognizes that he or she is subject to it, that he or she has complied with the requirements of this Code and has disclosed or reported all personal Securities Transactions required to be disclosed or reported pursuant to the requirements of this Code.  In addition, each Employee shall annually provide the following information (as of a date no more than 30 days before the report is submitted): a) the title, number of shares and principal amount of each Security or Reportable Fund in which the Employee had any Beneficial Interest, b) the name of any broker, dealer or bank with whom the Employee maintains an account in which any Securities or Reportable Fund are held for the direct or indirect benefit of the Employee, and 3) the date the report is submitted.

B. Compliance:

1. The Compliance Officer will maintain and regularly update the Named Securities list.  The list will include all securities currently recommended by the Adviser for purchase or sale.

2. All Employees must provide copies of all broker confirmations and periodic account statements to the Compliance Officer.  Each Employee must report, no later than ten (10) days after the close of each calendar quarter, on the Securities Transaction Report form provided by the Trust or the Adviser, all transactions in which the Employee acquired any direct or indirect Beneficial Interest in a Security, including Exempt Transactions and transactions in Reportable Funds but excluding transactions effected on behalf of a Related Entity, and certify that he or she has reported all transactions required to be disclosed pursuant to the requirements of this Code.

3. The Compliance Officer will, on a quarterly basis, check the trading confirmations provided by brokers to verify that the Employee has not violated the Code. The Employee's annual disclosure of Securities and Reportable Funds holdings will be reviewed by the Compliance Officer for compliance with this Code, including transactions that reveal a pattern of trading inconsistent with this Code.

4. If an Employee violates this Code, the Compliance Officer will report the violation to management personnel of the Adviser for appropriate remedial action, which may include disgorgement of any ill-gotten profits, a reprimand of the Employee, suspension or termination of the Employee’s relationship with the Trust and/or the Adviser, or other sanctions as deemed appropriate.

5. The management personnel of the Trust and the Adviser will prepare an annual report to the Trust's board of trustees that summarizes existing procedures and any changes in the procedures made during the past year.  The report will identify any violations of this Code, any significant remedial action during the past year and any recommended procedural or substantive changes to this Code based on management's experience under this Code, evolving industry practices or legal developments.  The report will include certifications from the Trust and the Adviser that each has adopted procedures reasonably necessary to prevent violations of this Code.